EXHIBIT 23.1




            Consent of Independent Registered Public Accounting Firm



     We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-82224 and 333-119144) pertaining to the National Medical Health Card Systems, Inc. 1999 Stock Option Plan of our reports dated September 19, 2005, with respect to National Medical Health Card Systems, Inc.'s consolidated financial statements and schedule. National Medical Health Card Systems, Inc.'s management assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of National Medical Health Card Systems, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2005.


                                                          /s/ Ernst & Young LLP


     Melville, New York
     September 21, 2005